EXHIBIT 4.3

AMENDMENT NO. 1
TO
RIGHTS AGREEMENT

          AMENDMENT No. 1 to RIGHTS AGREEMENT made effective as of the 19th day of May, 1997, between FOREMOST CORPORATION OF AMERICA, a Delaware corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, a New York trust company.

          WHEREAS, Company and National Bank of Detroit, a national banking association, ("NBD") entered into a Rights Agreement as of December 14, 1989 ("Rights Agreement");

          WHEREAS, subsequent to the execution of the Rights Agreement NBD terminated its transfer agent and registrar services department;

          WHEREAS, as a result of NBD's termination of its transfer agent and registrar services, the Company appointed Society National Bank, Cleveland, Ohio ("Society") as the Company's transfer agent and registrar;

          WHEREAS, Society presently serves as transfer agent and registrar under the Rights Agreement, but has decided to terminate its transfer agent and registrar services department; and

          WHEREAS, the Company desires to appoint First Chicago Trust Company of New York as the Company's Rights Agent.

          NOW, THEREFORE, IT IS RESOLVED,

          1.      Effective May 19, 1997, the Rights Agreement shall be amended to reflect the substitution of First Chicago Trust Company of New York for NBD as transfer agent, registrar, and rights agent.

          2.      The fourth sentence of Section 21. Change of Rights Agent. is hereby amended to read:

"Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or any state of the United States in good standing, shall be authorized to do business as a banking institution, shall be authorized under such laws to exercise corporate trust powers or stock transfer powers, shall be subject to supervision or examination by federal or state authorities and shall have at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000."

          3.      Section 25. Notices. is hereby amended to read:

"Section 25.    Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by telex,

facsimile, telegram or cable) and mailed or sent or delivered, if to the Company, at its address at:

                              Foremost Corporation of America
                              5600 Beech Tree Lane, S.E.
                              P.O. Box 2450
                              Caledonia, Michigan 49316
                              Fax # (616) 956-3990

                              Attn: General Counsel

                    And if to the Rights Agent, at its address at:

                              First Chicago Trust Company of New York
                              Suite 4660
                              525 Washington Blvd.
                              Jersey City, New Jersey 07310
                              Fax # (201) 222-4291

                              Attn: Tenders and Exchanges Administration

or to such other address or facsimile number as the parties may provide by notice hereunder.

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing shares of Company Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company."

          4.      All other provisions of the Rights Agreement remain in full force and effect and no other provision of the Rights Agreement shall in any way be replaced, amended, changed, rescinded, waived, or otherwise affected by the execution of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FOREMOST CORPORATION OF AMERICA

Dated: May 7, 1997	By /s/ Richard L. Antonini
Richard L. Antonini
President & Chief Executive Officer

FIRST CHICAGO TRUST COMPANY OF NEW YORK

Dated: May 7, 1997	By /s/ James R. Kuzmich
James R. Kuzmich
Assistant Vice President